Exhibit 10.2

HUMAN RESOURCES POLICIES:	COMPENSATION No. 308

Section:	Operating Income Bonus Plan — U.S.

Revised:	12/31/05; 6/19/06

POLICY
It is the policy of Somera Communications to share the positive results of meeting or exceeding business plan performance with employees who are not subject to other variable or incentive compensation plans (Sales, Repair Sales, Supply).
COMMENT
1.	To be eligible for participation in the Operating Income Bonus Plan, an employee must:
•	be a regular full-time or regular part-time employee who regularly works a minimum of 24 hours per week.

•	be actively employed and on the payroll for the entire quarter. New hires may receive a prorated bonus based on total time worked during the quarter.

•	be actively employed on the date the payouts are made.

•	not be participating in any other variable or incentive compensation plan (only exceptions are those approved by the Board of Directors).

•	not be entitled to receive commission or incentive compensation under any other plan.
2.	All jobs at Somera are evaluated, rated and placed in a specific salary level on the Compensation and Leveling Matrix. Each level is assigned a salary range, target bonus, and initial options range. It is the Matrix that is used to determine each employee’s Personal Target Bonus. For certain positions, a Personal Target Bonus may also be established in an employment contract.
3.	Employees who are on a formal written Corrective Action Plan will not be paid an Operating Income Bonus until such time as they have successfully completed their Corrective Action period and are returned to regular status. Should an employee on Corrective Action status be terminated, no Operating Income Bonus will be paid at termination.
4.	Employees on an approved LOA during the quarter may receive a prorated bonus upon return from LOA if they worked at anytime during the quarter.
5.	Payout for Operating Income Bonuses is contingent upon closing the books for the quarter and subsequent approval of such payouts by the Board of Directors. It is anticipated that the timing for this action would be approximately 45 days after the end of the quarter.
6.	A special individual achievement, completion, retention or other bonus may be granted to any employee at any time and payable on any conditions determined at the discretion of the CEO with BOD approval required for amounts exceeding $25,000.

7.	Operating Income bonus is based on salary in effect on last day of the quarter.

8.	Operating Income Bonuses are paid only when:
•	Company meets 100% or more of the business plan AND is profitable

•	Company meets 100% or more of the business plan BUT is not profitable — at the discretion of the CEO and with BOD approval, a payout may be made at 50% of target bonus (7.5% or 1/2 of the target bonus of 15%)
9.	Below is the chart that is used for calculating bonus payouts based on business performance.
Operating Income Bonus Payout Formula

Business Plan
Performance	Q1	Q2	Q3	Q4	YR

125%	22.5%	22.5%	22.5%	22.5%	60.0%
110%	18.75%	18.75%	18.75%	18.75%	50.0%
100%**	15.0%	15.0%	15.0%	15.0%	40.0%
***Target Bonus

Operating Income Bonus Plan Example

Business Plan
Performance	Q1	Q2	Q3	Q4	YR

125%	22.5%	22.5%	22.5%	22.5%	60.0%
110%	18.75%	18.75%	18.75%	18.75%	50.0%
100%**	15.0%	15.0%	15.0%	15.0%	40.0%
***Target Bonus

Sam is paid an annual salary of $35,000.
Based on the Compensation and Leveling Plan Matrix, the level of Sam’s job means that he is eligible for a target Operating Income Bonus each year equal to 10% of his salary ($3,500).
In Q1, Somera meets 100% or more of Business Plan Performance, but is not profitable. The CEO and BOD approve a payout. Sam will receive 7.5% of his $3,500 Operating Income Bonus representing 50% of the target bonus ($262.50).
In Q2, Somera exceeds Business Plan Performance and is profitable at 105% of target. Sam receives 15% of his $3,500 Operating Income Bonus ($525).
In Q3, Somera exceeds Business Plan Performance and is profitable at 140% of target. Sam receives 22.5% of his $3,500 Operating Income Bonus ($875)
For the entire year, the Company exceeds Business Plan Performance and is overall profitable at 100% of target for the year. Sam receives a yearend bonus of 40% of his $3,500 Operating Income Bonus ($1,400).

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